UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	September 23, 2011

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

* Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
* Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
* Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
* Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

OGE Energy Corp. (the "Company") is the parent company of Oklahoma Gas and Electric Company, a regulated electric utility with approximately 786,000 customers in Oklahoma and western Arkansas, and OGE Enogex Holdings LLC and its subsidiaries, a midstream natural gas pipeline business with principal operations in Oklahoma. Through OGE Enogex Holdings LLC, the Company owns an indirect 86.7 percent interest in Enogex LLC ("Enogex").

On September 23, 2011, Enogex entered into the following agreements: an agreement with Cordillera Energy Partners III, LLC, ("Cordillera"), Oxbow Midstream, LLC ("Oxbow"), and West Canadian Midstream pursuant to which Enogex agreed to acquire Roger Mills Gas Gathering, LLC, an Oklahoma limited liability company that owns an approximately 60-mile natural gas gathering system located in Roger Mills County and Ellis County, Oklahoma; an agreement with Cordillera and Oxbow pursuant to which Enogex agreed to acquire an approximately 30-mile natural gas gathering system located in Roger Mills County, Oklahoma; and an agreement with Cordillera pursuant to which Cordillera agreed to provide Enogex with long-term acreage dedication in the area served by the gathering systems encompassing approximately 100,000 net acres. The gathering systems are located in the Granite Wash area. The consummation of the transactions contemplated by the agreements is subject to customary conditions to closing, including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Act. The Company believes that the transactions will provide Enogex with key new opportunities in the Granite Wash area.

In addition to the above-described transactions, Enogex is taking the following steps, among others, to expand its processing capacity in western Oklahoma and the Texas Panhandle in order to serve its existing customer volume as well as the volume related to the pending transactions:

1)
McClure processing plant: Enogex expects to add a new 200 million cubic feet per day (MMcf/d) natural gas processing plant in northwestern Custer County, Oklahoma. This new plant is expected to be ready for service by the end of the third quarter of 2013.

2)
Wheeler Plant expansion: Enogex expects to expand capacity at its Wheeler, Texas facility, which is currently under construction, from approximately 120 MMcf/d (expected to be available in the second quarter of 2012) to 200 MMcf/d. The incremental 80 MMcf/d Wheeler expansion is expected to be complete by the end of the third quarter of 2012.

3)	South Canadian processing plant: Enogex also expects to begin production at its new, 200 MMcf/d South Canadian processing plant in western Canadian County, Oklahoma in November 2011.

4)
Cox City plant: Although not an expansion of capacity, Enogex has returned to full service the Cox City processing plant following a 2010 incident that damaged much of the facility. The Cox City plant is located 20 miles northeast of Marlow, Oklahoma and is rated at 180 MMcf/d.

Estimates of capital expenditures for the four processing plants noted above and the acquisitions will increase capital expenditures approximately $215 million versus what was previously disclosed in the Company's most recent Quarterly Report on Form 10-Q. The Company's 2011 earnings guidance reported in the Company's most recent Quarterly Report on Form 10-Q is unchanged.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms; prices and availability of electricity, coal, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other as well as the processing contract mix between percent-of-liquids, keep-whole and fixed-fee; business conditions in the energy and natural gas midstream industries; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws and regulations that may impact the Company's operations; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; whether OG&E can successfully implement its Smart Grid program to install meters for its customers and integrate the Smart Grid meters with its customer billing and other computer information systems; advances in technology; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company's nonregulated business compared with the Company's regulated utility business; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors and Exhibit 99.01 to the Company's Form 10-K for the year ended December 31, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller and Chief Accounting Officer

September 29, 2011